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                                   EXHIBIT 1
October 21, 1998

Mr. Steven Landis, Portfolio Manager
Bull & Bear U.S. Government Securities Fund, Inc.
11 Hanover Square
New York, NY  10005

Dear Mr. Landis:
         As I am sure you are aware, Karpus Investment Management (KIM) represents the ownership of 119,250 shares of Bull & Bear U.S. Securities Fund in our capacity as investment managers.
         The Fund announced a radical departure from its original investment objective on August 17, 1998 when it stated its intentions to invest up to 35% of the Fund's assets in equities and other investments beginning October 19, 1998.
     The Securities Exchange Acts of 1933 and 1934 as well as the Investment Co Act of 1940 require disclosure. I have not found any disclosures in any of your previous filings with respect to equity and other investments.

1. What type of equity and other investments are being made?
2. What are the criteria for choosing investments?
3. Are any of the investments foreign entities?
4. What percentage of the account is presently in equities and other investments? What may that percentage be at year-end?
5. Do you have any policies or criteria with respect to socially responsible investing? If so, what?
6. What are the credit quality parameters (nationally recognized rating services of the securities)?
7. What are the industry classifications?
8. What do you mean by "other investments"?
9. What are your diversification guidelines with respect to this 35% of the portfolio other than what is required by continuing to be a "diversified investment company"?

         The lack of disclosure has caused me to write this letter to you and the Fund. In consideration of the fact that the Fund has twice, within the last 13 months, already abandoned its intention to purchase equities and other investments, I find it necessary to request and confirm that its August 17, 1998 intentions are being carried out. (Two abandoned preliminary proxy filings Sept 1997 and July 1998).
         Your response to the above questions is necessary for me to be in compliance with guidelines established between KIM and its clients.
         I would appreciate your prompt reply.

Sincerely,
George W. Karpus

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